UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

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The Quantum Group, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	000-31727	20-0774748
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3420 Fairlane Farms Road, Suite C, Wellington, Florida, 33414

(Address of Principal Executive Office) (Zip Code)

(561) 798-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

On December 2, 2008, The Quantum Group, Inc. (the “Company”) and International Business Machines Corporation (“IBM”) executed an e-business Hosting Agreement (the “Agreement”).  Under the terms of this Agreement, IBM, for the term of the Agreement, will provide hosting infrastructure, maintenance and related services to the Company, which would provide the Company’s customers with secure access to their medical records as they access them over the Internet. The term of the Agreement is 36 months, unless terminated in accordance with its own terms, including, without limitation, termination by either IBM or the Company for material breach of the Agreement.  In consideration for the hosting services provided under the Agreement, the Company will be required to pay monthly charges in the amount of $37,000 throughout the term of IBM’s engagement.  In addition, the Company will incur a one-time charge in the amount of approximately $81,000 in January 2009.  The Agreement also contains other terms and provisions that are customary for agreements of this nature. The foregoing descriptions of the terms and provisions of the Agreement do not purport to be complete and are qualified in their entirety by the copy of the Agreement attached hereto as Exhibits 99.1 and is are incorporated herein by reference.

On January 15, 2009, the Company issued a press release, announcing the IBM e-business Hosting Agreement, which press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit Number	Description
99.1	Press release dated January 15, 2008.
99.2	e-business Hosting Agreement by and between The Quantum Group, Inc. and International Business Machines Corporation, dated as of December 2, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The Quantum Group, Inc.

By:	/s/ DONALD B. COHEN
Donald B. Cohen Chief Financial Officer

Date: January 20, 2009

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